Exhibit 99.1

CONTACT:

Jarrod Langhans

Investor Relations

Tel: (813) 313-1732

Investorrelations@cott.com

COTT PRICES OFFER OF €450 MILLION OF SENIOR NOTES

TORONTO, ON and TAMPA, FL – June 16, 2016 – Cott Corporation (“Cott”) (NYSE:COT; TSX:BCB) announced today that its wholly owned subsidiary, Cott Finance Corporation (the “Issuer”), priced a private placement offering of €450 million in aggregate principal amount of senior notes (the “Notes”). The Notes will mature on July 1, 2024 and interest on the Notes will accrue and be payable semi-annually in arrears on January 1 and July 1 commencing January 1, 2017 at the rate of 5.50% per annum. The Notes will yield gross proceeds to the Issuer of €450 million. The offering was made to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act and other applicable laws. The settlement of the Notes is anticipated to occur on or about June 30, 2016, subject to customary closing conditions.

The Issuer expects to use the net proceeds from the offering of the Notes to fund a portion of the purchase price of the acquisition (the “Eden Acquisition”) by Carbon Acquisition Co B.V., a wholly owned subsidiary of Cott, of Hydra Dutch Holdings 1 B.V. (“Eden”), to repay a portion of certain of the outstanding indebtedness of the subsidiaries of Eden, and to pay related fees and expenses. Unless the Eden Acquisition has occurred at or prior to the consummation of the Notes offering, the gross proceeds of the Notes initially will be deposited into a segregated escrow account together with an amount sufficient to fund a special mandatory redemption of the Notes. The release of the gross proceeds from escrow will be subject to the satisfaction of certain escrow release conditions, including the substantially concurrent completion of the Eden Acquisition, and the special mandatory redemption shall occur if the Eden Acquisition is not ultimately consummated. Upon the release of the gross proceeds from escrow, the Issuer will amalgamate with Cott and Cott, as the combined company, will assume all of the obligations of the Issuer under the Notes. Following the satisfaction of the escrow release conditions, the Notes will be fully and unconditionally guaranteed on a senior, unsecured basis by Cott’s existing and future subsidiaries that are also guarantors of the obligations under Cott’s existing ABL credit facility.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities.

The Notes have not been registered under the Securities Act, or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. In Canada, the Notes will be offered and sold on a private placement basis in certain provinces to accredited investors in reliance on available exemptions from the prospectus requirement of applicable Canadian securities laws.

It may be unlawful to distribute this press release in certain jurisdictions. This press release is not for distribution in Japan or Australia. The information in this press release does not constitute an offer of securities for sale in Japan or Australia.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements regarding the proposed Eden Acquisition, the note offering and our intention to finance the Eden Acquisition with the net proceeds of the note offering. Such statements convey management’s expectations as to the future based on plans, estimates and projections at the time Cott makes the statements. Forward-looking statements involve inherent risks and uncertainties and Cott cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include, but are not limited to, statements related to Cott’s intention to issue and sell the Notes, the principal amount and maturity date of the Notes and Cott’s use of the net proceeds from the offering of the Notes. The forward-looking statements are based on assumptions regarding the time necessary to satisfy the conditions to the closing of the transaction and management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Readers are urged to carefully review and consider the various disclosures, including but not limited to the risk factors contained in Cott’s Annual Report on Form 10-K and its quarterly reports on Form 10-Q, as well as other filings with the Securities and Exchange Commission. Cott does not undertake to update or revise any of these statements in light of new information or future events, except as expressly required by applicable law.

United Kingdom

This press release is for distribution only to and is directed only at persons who are “qualified investors” within the meaning of Article 2(1)(e)(i), (ii) or (iii) of the Prospectus Directive and that also (i) are “investment professionals” with professional experience in matters relating to investments which fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This press release is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this announcement relates is available only to relevant persons and will be engaged in only with relevant persons.

EEA

This press release has been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (2003/71/EC, as amended) (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of Notes. Accordingly any person making or intending to make any offer in that Relevant Member State of Notes which are the subject of the offering contemplated in this press release, may only do so in circumstances in which no obligation arises for the Issuer or any of the initial purchasers to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither the Issuer nor any of the initial purchasers have authorized, nor do they authorize, the making of any offer of the Notes through any financial intermediary, other than offers made by the initial purchasers, which constitute the final placement of the Notes contemplated in this announcement. Neither the Issuer nor any of the initial purchasers have authorized, nor do they authorize, the making of any offer of Notes in circumstances in which an obligation arises for the Issuer or any initial purchaser to publish or supplement a prospectus for such offer.

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